U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 24, 2011

Photonic Products Group, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey		07647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 24, 2011, the Board of Directors of Photonic Products Group, Inc. (PPGI, the “Company”) appointed three additional officers, Thomas A. Caughey, John M. Duich and Amy Eskilson.

Mr. Caughey, age 61, has been with the Company since 1978 and will continue to serve as Vice-President of Product Development, a position he has held for more than 15 years.  His current role has focused on development of systems involving non-linear crystals, and advances in the development of individual crystal components that the company manufactures.  Previously, he was a research associate at Texas Tech University, working in the area of picosecond spectroscopy of chemical reactions.  Tom holds a Doctorate in physical chemistry from the University of Wisconsin – Madison and an undergraduate degree in chemistry from the University of Michigan – Ann Arbor.

Mr. Duich, age 56, was appointed as Vice President of Operations, Sarasota.  He previously served since 2005 as PPGI’s Sarasota Florida subsidiary Director of Operations, responsible for manufacturing, engineering, sales support, and site administration.  John spent 25 years with Motorola and Flextronics, major electronics-sector multinational corporations. His career progressed through engineering and operations management roles including overseas assignments in Ireland, Singapore, and Hong Kong as a site or regional General Manager. John’s tenure in Dublin Ireland involved a Greenfield start-up that had 600 employees within a 200,000 square foot manufacturing facility.   Mr. Duich received his Bachelors of Science degree in Materials Science Engineering from the University of Florida in 19 83.

Ms. Eskilson, age 50, joined the Company on February 7, 2011 as Vice President of Sales and Marketing, after a long career with Thorlabs, Inc., a photonic tool catalog company.  Ms. Eskilson served as Director of Business Development at Thorlabs from 2001 to 2011.  In this role Amy coordinated a team responsible for a total of eight acquisitions.  She fostered the development of multiple partner companies and executed both technology transfers and IP license agreements. Prior to that she was the Thorlabs inside sales and technical support manager and served in various marketing roles beginning in 1992.  During her tenure at Thorlabs, Ms. Eskilson was also involved in photonic startups Nova Phase, Inc., Menlo Systems, Inc. and Idesta Quantum Electronics. Ms. Eskilso n received her BA in Communications in 1985 from Montclair State University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 31, 2011
	By:	/s/ William J. Foote
CFO, Secretary and Treasurer